Exhibit 5.1

200 South Orange Avenue, Suite 2600 | Orlando, FL 32801 | T 407.425.8500 | F 407.244.5288 Holland & Knight LLP | www.hklaw.com

August 6, 2024

fuboTV Inc.

1290 Avenue of the Americas

New York, New York 10104

Re:	fuboTV Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by fuboTV Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), (i) 3,000,000 shares of authorized common stock, par value $0.0001 per share, of the Company reserved for issuance under the fuboTV Inc. 2024 Employment Inducement Equity Incentive Plan (the “Inducement Plan”), to be granted to certain eligible individuals as an inducement material to their entering into employment with the Company or its subsidiaries, and (ii) an additional 20,000,000 shares of authorized common stock, par value $0.0001 per share, of the Company being offered to certain employees, directors and consultants of the Company pursuant to the amendment and restatement of the fuboTV Inc. 2020 Equity Incentive Plan (together with previous versions of such plan, and as may be further amended from time to time, the “Incentive Plan” and, together with the Inducement Plan, the “Plans”) ((i) and (ii) collectively referred to as the “Shares”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of: (i) the Registration Statement; (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect; (iii) the Amended and Restated Bylaws of the Company, as currently in effect; (iv) the Plans; and (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement and the Plans. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

fuboTV Inc.

August 6, 2024

We have assumed, without inquiry or other investigation, (i) the legal capacity of each natural person executing the agreements described herein; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) and the genuineness of all signatures; (iv) the conformity to the authentic originals of all documents submitted to us as copies; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (vi) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete; (vii) that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; and (viii) that each transaction complies with all tests of good faith, fairness and conscionability required by law. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that subsequent to the Registration Statement becoming effective under the Act, the Shares, when issued and paid for in accordance with the terms of the respective Plans, will be duly authorized, validly issued and fully paid and non-assessable.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the State of Florida and the federal laws of the United States of America. This opinion speaks only as of its date. We undertake no obligation to advise the addressees (or any other third party) of changes in law or fact that occur after the date of this opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion.

Notwithstanding anything to the contrary herein, the recipient hereof, by acceptance of this opinion letter, acknowledges and agrees that (i) any claim in connection with this opinion letter and the opinions expressed herein shall be asserted against Holland & Knight LLP, as the signer of this opinion letter and shall not be asserted against any of its partners, attorneys, or other employees, and (ii) with respect to any of the affairs of the Company, including, without limitation, the transactions in connection with the issuance and sale of the Shares by the Company pursuant to the Plans, the recipient has not looked to or relied upon any representation, warranty, statement or information provided by Holland & Knight LLP, whether orally or in writing, except as expressly set forth in this opinion letter with and subject to the assumptions and qualifications set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP